UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. common stock beginning on April 20, 2016. We encourage our stockholders to similarly consider this letter when casting their vote.]

April 20, 2016

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

I would like to begin by thanking you for your investment in Amgen. By now, you should have received the proxy statement for our upcoming 2016 Annual Meeting of Stockholders to be held on May 19, 2016. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR	Election of 13 directors to serve on our Board for a term of office expiring at the 2017 annual meeting of stockholders.
FOR	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2016.
FOR	Advisory vote to approve our executive compensation (Say on Pay).
AGAINST	Stockholder proposal to change the voting standard applicable to non-binding proposals submitted by stockholders.

As you consider your vote, I would like to provide a snapshot of our achievements in 2015 and a summary of our compensation practices and corporate governance developments:

In 2015, we delivered strong financial results while achieving an unprecedented number of product launches.

•

In 2015, our revenues increased 8% to $21.7 billion and adjusted net income grew 19% to $8 billion(1). Transformation and process improvement efforts drove a four percentage point increase to our adjusted operating margin in 2015 to 48%(1). Free cash flow was $8.5 billion compared to $7.8 billion in 2014, driven by higher revenues and higher operating income.

•

We executed on an unprecedented number of product launches, with six launches in the oncology and cardiovascular disease therapeutic areas. We successfully introduced differentiating delivery systems and significantly advanced our late-stage pipeline.

•

Our strong cash flows and balance sheet allowed continued investment for long-term growth through internal research and development and external business development transactions, while simultaneously providing substantial returns to our stockholders. We returned $4.3 billion of capital to our stockholders in 2015, including $2.4 billion in the form of dividends, a 29% increase over 2014, and repurchased ~12 million shares of our common stock during 2015 representing an aggregate value of $1.9 billion.

•	Our three-year total shareholder return, or TSR, was 97%, significantly outperforming the TSRs of the Standard and Poor’s 500 Index for the same period of 53%.

(1) Adjusted net income and adjusted operating margin are reported and reconciled in our Form 8-K dated as of January 28, 2016.

April 20, 2016

Our executive compensation is performance based.

Feedback from our stockholders is reviewed by our Compensation and Management Development Committee and we have made a number of compensation design changes in response to past discussions with our stockholders.

•	80% of our long-term incentive, or LTI, equity award grants are performance based.

•

As a consequence, ~68% of our other Named Executive Officers’(2) 2015 target direct compensation and ~74% of my target direct compensation was based solely on our Company’s performance (paid in the form of annual cash incentive awards based on our annual Company performance goals and performance units to be paid based on the Company’s performance over a three-year performance period).

•	Overall, we target the 50th percentile, or median, of our peer group for all elements of compensation.

•

We are mindful of stockholder dilution and the potential dilutive effect is considered in the context of our peer group. The rates at which we grant LTI equity awards and the resulting potential dilutive effect are consistent with our peer group and have decreased over the last five years.

We have implemented compensation best practices, including:

•	A clawback policy and our incentive cash compensation plans contain recoupment provisions.

•	Robust stock ownership guidelines.

•	No defined benefit pension or supplemental executive retirement plan benefits or “above-market” interest on deferred compensation.

•	No “single-trigger” equity vesting acceleration upon a change of control for restricted stock units and stock options.

We are committed to corporate governance best practices that are informed by extensive stockholder engagement and feedback:

•	We have a highly-engaged, experienced and independent board; 12 of 13 director candidates are independent and five of them joined in the last four years.

•

We have a lead independent director role with substantial and specific duties, and the independent directors have elected Robert A. Eckert to serve as the lead independent director following the annual meeting.

•

We have an annually-elected board, utilize majority voting in non-contested elections, provide stockholders with the right to act through a special meeting and by written consent, and, most recently, have implemented a “proxy access” right for stockholders.

•	We have a long-standing practice of stockholder engagement, and have engaged in outreach activities and discussions with stockholders comprising approximately 52% of our outstanding shares in 2015.

(2) Includes only those Named Executive Officers serving in such capacity for all of 2015 and excludes Jonathan P. Graham.

April 20, 2016

We recommend a vote AGAINST the stockholder proposal to change the voting standard applicable to non-binding proposals submitted by stockholders.

I am also asking for your vote against the stockholder proposal to change the voting standard applicable to non-binding proposals submitted by stockholders. This proposal seeks to amend our governing documents to provide that all non-binding matters submitted by stockholders be decided by a simple majority of shares voted “for” or “against” an item without taking into account abstentions. Our Board opposes this proposal for the following reasons:

•

We are a Delaware corporation and (excluding the election of directors) the default voting standard established by Delaware Law governs action by our stockholders and provides that abstention votes are considered shares “entitled to vote.”

•

Abstention votes are included in the vote count for each management-sponsored proposal, other than election of directors. Our vote count methodology applies identically to management-sponsored proposals and stockholder proposals.

•	Stockholders are made aware of the treatment and effect of abstentions. Therefore, counting abstention votes effectively honors the intent of our stockholders.

•

The proponent’s own cited source recognizes the value of abstentions, noting “that some institutional investors abstain on shareholder proposals when they wish to convey support for the general subject matter, but have reservations about the specific action requested.”(3) This observation is consistent with conversations we have had with a number of our stockholders.

•	Faced with similar proposals in 2014 and 2015, stockholders overwhelmingly did not support the adoption of the proposed vote counting methodology for all proposals.

Moreover, our Board has a history of responsiveness to stockholder feedback. Most recently, based on input from our stockholders we proactively implemented proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least three years and who otherwise meet the requirements set forth in our Amended and Restated Bylaws may have their nominees consisting of the greater of 20% or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold.

I realize there are many demands on your time and want to thank you for your attention to these important issues. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

«SECONDNAME»

(3) Vote Calculation Methodologies Report dated September 17, 2013 prepared for CalPERS by GMI Ratings.